EXHIBIT 99.1
Financial Results Second Quarter 2011

Forward Looking Statements Statements contained in this presentation that are not based on current or historical fact are forward-looking in nature. Such forward-looking statements are based on current plans, estimates and expectations and are made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on known and unknown risks, assumptions, uncertainties and other factors. The Company's actual results, performance, or achievements may differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement. The financial information included in this presentation for the quarter ended June 30, 2011 is based on preliminary unaudited data and is subject to change. Please refer to our Annual Report on Form 10-K and other SEC reports for a discussion of those factors that could impact our future results. 1

Q2 2011 Highlights Net income of $110.7 million ; or $0.11 per share Results include a non-recurring tax benefit of $60 million Pre-tax income amounted to $72.6 million Our ability to generate strong top-line revenues continued in Q2 Credit continues to be stable but we remain cautious about the PR economy NPLs (excluding held for sale and covered loans) increased slightly by 1% in Q2 driven by PR commercial and mortgage portfolios, which were partially offset by declines in the US construction portfolio Excluding covered loans, provision for Q2 is greater than Q1 given higher net charge offs in the commercial portfolio and higher mortgage loan delinquencies in PR Sale of PR construction and commercial loans continues with various interested parties involved BPNA broke even and continues to improve its financial performance 2

Significant Quarterly Events 3

Puerto Rico Economic Update Government actions update Budget deficit has been reduced from 44 percent of revenues in 2009 and is expected to be 7 percent of revenues this year Housing incentive extended to October 2011 First public-private partnership (P3) awarded (PR-22/PR-5 concession) to Abertis/GS Infrastructure Partners There are some positive signs: Economic indicators, including retail, auto, housing and cement sales have remained stable to slightly better; employment starting to rise More P3 projects in pipeline; next is for Munoz Marin airport Tax collections YTD are up 3.2% on a year- over-year basis; FY 2012 General Fund collections are projected to increase 4 BPPR-Index of Real Economic Activity - Annualized Rate Employment, Unemployment and Labor Force In thousands Retail Sales - Annual Percentage Change Sources: PR Labor Department, US Labor Bureau, PR Government Development Bank, Consultec and PR Commerce and Export Agency

Financial Results 5 1 Unaudited

P.R. Business Q2 net income of $140 million includes a $60 million tax benefit and a WB related provision of $49 million Net interest income and NIM rose, driven by lower deposit costs and higher accretion on WB loans Provision for loan losses in Q2 increased by $19 million net of WB Sale of HFS construction and commercial loans continues Loan balance remained relatively flat as a result of commercial declines that were partially offset by the purchase of residential mortgage loans 6 1 Excludes WB loan portfolio

Revenues- Westernbank Covered Loans 7 Overall expected credit losses declined versus previous estimates Provision related to covered loans increased by $33 million, which is 80% offset by loss share income Revenue contribution from WB continues strong * Includes ASC 310-30 accretion and ASC 310-20 income and excludes ASC 310-20 discount amortization In 000's 1Unaudited

U.S. Business Reduction in net income in Q2 driven by a rise in provision Excluding the impact of the loan sale in the first quarter, the provision increased by only $3 million NPLs (excluding held for sale) for the quarter are down by $23 million (5%) Expenses increased slightly by $4 million primarily because of OREO expense during the quarter Loan balances continued to decrease but net interest income remained stable Rebranding initiative will be rolled out in August to the California and Florida regions 8

Non-Performing Loans Commercial & Construction NPL Inflows Credit Quality Overview- NPLs rose $17M to 8% of total loans from 7.90% in Q1 Mortgage NPLs rose by $16M, mostly related to the PR portfolio (up $10M) Commercial NPLs increased by $32M, primarily in PR (up $30M) Partially offset by a reduction in the US construction portfolio (down $27M) ALLL declined in Q2 by $38M resulting in ALLL/Loans ratio of 3.34% vs. 3.52% in Q1 Reduction mainly attributed to lower portfolio balances and lower NCOs NCO ratio for Q2 was 2.59% ($133M) vs. 2.74% ($139M) in Q1, driven by PR construction recoveries and lower consumer losses in PR & US PR Mortgage NCOs in Q2 were $7M (.68%) compared to $8M (.85%) in Q1 PR Commercial NCOs were $50M (3.04%) in Q2 vs. $39M in Q1 (2.32%) Inflow of NPLs in the commercial and construction portfolios remained flat vs. Q1 PR decreased by 16M while US increased by $17M 9 Excludes Covered Loans & LHFS In 000's

Capital Ratios* Strong capital position relative to Basel III guidelines and peers Slight decline in capital ratios was driven by the DTA generated by the Q2 tax benefit, a portion of which is disallowed for regulatory purposes 10 *Capital ratios as of 6-30-2011 are estimated 1 See the earnings press release for reconciliation of Common Stockholders Equity (GAAP) to Tier 1 Common Equity (Non-GAAP). 2 Basel III guidelines Q2 2011 Q1 2011 Q2 2010 Q2 2011 Q1 2011 Q2 2010 Q1 2011 Q2 2011% 7% 2 8.5%2 10.5%2 1 Q2 2010

Recap & Outlook We reached our second consecutive quarter of operating profitability since 2008 The P.R. economy, while apparently stabilizing, is still stressing the BPPR loan portfolio BPNA continues to focus on strengthening its community business amid better credit conditions which should improve its financial performance We will continue to manage credit costs and pursue transactions for our held-for-sale portfolios We will strive to enhance our revenues through asset generation and NIM-enhancing opportunities 11

Appendix

13 Credit Summary- Popular, Inc. Consolidated Credit summary excludes covered assets

Financial Results Second Quarter 2011